Exhibit 10.5

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of January 4, 2021, between Agrify Corporation (the “Company”) and Raymond Chang (“Executive,” together with the Company, the “Parties” and, each, a “Party”).

WHEREAS, the Company desires to employ Executive, and Executive desires to accept such employment, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1. Employment; Title; Duties and Location. The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, on the terms and subject to the conditions set forth herein. During the Employment Period (as defined in Section 2 below), Executive shall serve the Company as Chief Executive Officer and shall report exclusively and directly to the Board of Directors of the Company (the “Board”). Executive shall perform the duties consistent with Executive’s title and position and such other duties commensurate with such position and title as shall be specified or designated by the Company from time to time. The principal place of performance by Executive of Executive’s duties hereunder shall be the Company’s offices in Burlington, MA, although Executive may be required to reasonably travel outside of such area in connection with the performance of Executive’s duties.

2. Term.

2.1 Term. Executive’s employment hereunder shall commence on February 1, 2021 (the “Commencement Date”) and shall continue for a three-year period thereafter (the “Initial Term”), subject to earlier termination exclusively as provided for in Section 6 below, and subject to extension as provided in the following sentence. Following the Initial Term, provided Executive’s employment has not previously been terminated, Executive’s employment hereunder shall automatically be extended for successive three-year periods (each a “Renewal Term”), subject to earlier termination exclusively as provided for in Section 6 below. For the purposes of this Agreement, the “Term” at any given time shall mean the Initial Term as it may have been extended by one or more Renewal Terms as of such time (without regard to whether Executive’s employment is terminated prior to the end of such Term), and the “Employment Period” means the period of Executive’s employment hereunder (regardless of whether such period ends prior to the end of the Term and regardless of the reason for Executive’s termination of employment hereunder).

3. Compensation. During the Employment Period only (unless otherwise expressly provided for herein), Executive shall be entitled to the following compensation and benefits.

3.1 Salary. Executive shall receive a base salary (the “Base Salary”) payable in substantially equal installments in accordance with the Company’s normal payroll practices and procedures in effect from time to time and subject to applicable withholdings and deductions. Executive’s starting Base Salary shall be at the annual rate of $300,000.

3.2 Discretionary Bonus. Executive shall be eligible to receive a discretionary performance-based bonus of up to $300,000 (a “Discretionary Bonus”) with respect to each fiscal year of the Company (a “Fiscal Year”) based on the terms and conditions hereof. Any Discretionary Bonus for the Fiscal Year in which the Commencement Date occurs (the “First Fiscal Year”) will be prorated based on the number of days during the First Fiscal Year Executive was employed by the Company. A Discretionary Bonus, if any, will be determined and paid at the sole and complete discretion of the Company and may be based on a variety of factors, including, but not limited to, Executive’s individual performance and the overall performance of the Company. To be eligible for a Discretionary Bonus, Executive must be employed by the Company at the time such Bonus is paid.

3.3 Annual Compensation Review and Adjustment. The Company agrees that by February 1st of every calendar year, the Board and the Compensation Committee of the Board shall have reviewed and adjusted the compensation of Executive based on the results of a report of an independent compensation consultant to be engaged by the Board or the Compensation Committee of the Board, at the Company’s sole expense. The results of such report shall take into account a number of factors the consultant deems relevant, including but not limited to an analysis of at least three chief executive officers of other comparable publicly held companies of similar size, similar markets, and who perform their duties in the same geographical location that Executive performs his duties.

3.4 Benefits. Executive shall have the right to receive or participate in all employee benefit programs and perquisites established from time to time by the Company on a basis that is no less favorable than such programs and perquisites are provided by the Company to the Company’s other senior executives, subject to the eligibility requirements and other terms of such programs and perquisites, and subject to the Company’s right to amend, terminate or take other action with respect to any such programs and perquisites. Notwithstanding the foregoing, the Board shall have the authority to provide benefits to the Executive in his capacity as Chief Executive Officer that may not be made available to other senior executives of the Company.

3.5 Vacation and Other Paid Time Off. Executive shall be entitled to four (4) weeks of paid vacation, as well as sick days and any other paid time off, each year in accordance with then current Company policy.

3.6 Required Taxes and Withholdings. The Company shall withhold from any payments made to Executive (including, without limitation, those made under this Agreement) all federal, state, local or other taxes and withholdings as shall be required pursuant to any law or governmental regulation or ruling.

4. Exclusivity and Best Efforts. During the Employment Period, Executive shall (i) in all respects conform to and comply with the lawful directions and instructions given to Executive by the Company; (ii) subject to the proviso below, devote Executive’s entire business time, energy and skill to Executive’s services under this Agreement; (iii) use Executive’s best efforts to promote and serve the interests of the Company and to perform Executive’s duties and obligations hereunder in a diligent, trustworthy, businesslike, efficient and lawful manner; (iv) comply with all applicable laws and regulations, as well as the policies and practices established by the Company from time to time and made applicable to its employees generally or senior executives; (v) not engage in any other business, profession or occupation for compensation or otherwise, except as provided below in this Section 4; and (vi) not engage in any activity that, directly or indirectly, impairs or conflicts with the performance of Executive’s obligations and duties to the Company, provided, however, that the foregoing shall not prevent the Executive from managing Executive’s personal affairs and passive personal investments, serving on the board of directors (or comparable body) of any third-party corporate entity that is not providing Competing Services (as defined in Section 10(f)(ii) hereof) and Executive obtains prior Company consent (which consent will not be unreasonably withheld), and participating in charitable, civic, educational, professional or community affairs, so long as, in the aggregate, any such activities do not unreasonably interfere or conflict with the Executive’s duties hereunder or create a potential business or fiduciary conflict with the Company, as reasonably determined by the Company.

5. Reimbursement for Expenses. Executive is authorized to incur reasonable expenses in the discharge of the services to be performed hereunder in accordance with the Company’s expense reimbursement policies, as the same may be modified by the Company from time to time in its sole and complete discretion (the “Reimbursement Policies”). Subject to the provisions of Section 18.2 below (Section 409A Compliance), the Company shall reimburse Executive for all such proper expenses upon presentation by Executive of itemized accounts of such expenditures in accordance with the terms of the Reimbursement Policies.

6. Termination.

6.1 Death. Executive’s employment shall immediately and automatically be terminated upon Executive’s death.

6.2 Disability. The Company may, subject to applicable law, terminate Executive’s employment due to a Disability by providing written notice of such termination and its effective date to Executive. For purposes of this Agreement, “Disability” means a “disability” that entitles Executive to benefits under the applicable Company long-term disability plan covering Executive and, in the absence of such a plan, that Executive shall have been unable, due to physical or mental incapacity, to substantially perform Executive’s duties and responsibilities hereunder for 180 days out of any 365 day period or for 120 consecutive days. In the event of any question as to the existence, extent or potentiality of Executive’s Disability upon which the Company and Executive cannot agree, such question shall be resolved by a qualified, independent physician mutually agreed to by the Company and Executive, the cost of such examination to be paid by the Company. If the Company and Executive are unable to agree on the selection of such an independent physician, each shall appoint a physician and those two physicians shall select a third physician who shall make the determination of whether Executive has a Disability. The written medical opinion of such physician shall be conclusive and binding upon each of the Parties as to whether a Disability exists and the date when such Disability arose. This section shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act (to the extent applicable) and any applicable state or local laws. Until such termination, Executive shall continue to receive his compensation and benefits hereunder, reduced by any benefits payable to him under any Company-provided disability insurance policy or plan applicable to him.

6.3 For Cause by the Company.

(a) The Company may terminate Executive’s employment for Cause, at any time, upon the unanimous agreement of the Board (excluding the Executive) and written notice reasonably describing the nature of such Cause. For purposes of this Agreement, the term “Cause” means (i) the willful and continual failure by Executive to perform in any material respect the duties or obligations of his employment with the Company or to carry out the reasonable and lawful directives of the Board (which directives are consistent with Executive’s position); provided such failure remains uncured (if capable of being cured) for a period of sixty (60) days after written notice describing the same is given to Executive; (ii) Executive’s indictment for any crime which constitutes a felony or indictment for any crime involving fraud, misappropriation or embezzlement (other than any such crime involving the Company or any of its affiliates); (iii) any act of fraud, misappropriation or embezzlement involving the Company or any of its affiliates; (iv) any breach by Executive of the provisions of his Assignment of Inventions Agreement (as defined below) or a material breach or violation of this Agreement or any Company policy then in effect which remains uncured (if capable of being cured) for a period of sixty (60) days after written notice describing the same is given to Executive; or (v) any attempt by the Executive to improperly secure any personal profit in connection with the business of the Company or any of its affiliates. Notwithstanding anything contained herein to the contrary, in the event of Executive’s termination for Cause, Executive shall be entitled to a reasonable opportunity to be heard by the Board prior to the effective date of such termination.

6.4 Resignation by Executive for Good Reason. Executive may resign Executive’s employment hereunder for Good Reason, at any time, provided that Executive provides the Company with ten (10) days’ prior written notice of such resignation and such notice is given within thirty (30) days of when Good Reason first arises. For the purpose of this Agreement, “Good Reason” means (i) a material and substantial diminution in Executive’s duties, authority, or responsibilities that would be inconsistent with Executive’s position (other than while Executive is temporarily physically or mentally incapacitated, as permitted under Section 8 below or as required by applicable law), (ii) a material failure by the Company to pay Executive’s compensation as provided for herein, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith; (iii) a change in the location of Executive’s principal place of performance from other than that specified in Section 1 above; (iv) the failure by the Company to conduct an annual compensation review and adjustment in accordance with Section 3.3 above; or (v) other material breach by the Company of a material provision of this Agreement or any other agreement between the Company and Executive; provided (x) Executive has provided the Company with written notice reasonably detailing the grounds giving rise to Good Reason within thirty (30) days of the occurrence thereof or, if later, within thirty (30) days of the date upon which Executive first becomes aware of such grounds, and (y) the Company fails to cure such grounds within thirty (30) days after delivery to it of such written notice. Executive’s date of termination in the event Executive resigns his employment for Good Reason shall be the effective date of Executive’s notice of resignation for Good Reason, except that Company may waive all or any part of the above-referenced 10-day notice period or of the 30-day cure period, in which event Executive’s date of termination shall be the last day of such notice or cure period that has not been waived or, if the entire notice or cure period has been waived, the date that Executive provided notice of the event giving rise to Good Reason or of his resignation for Good Reason. For the avoidance of doubt, Executive’s exclusive remedy against the Company in the event the Company materially breaches this Agreement is to invoke the provisions of this Section 6.4 and Section 7 below.

6.5 Without Cause or Without Good Reason. The Company may terminate Executive’s employment, without Cause, at any time, with or without prior notice, in its sole and complete discretion, by providing written notice of such termination and its effective date to Executive. Likewise, Executive may terminate Executive’s employment without Good Reason upon at least thirty (30) days prior written notice to the Company without any liability. Termination of Executive’s employment without Cause by the Company or without Good Reason by Executive shall not include termination of Executive’s employment due to Executive’s death or Disability or upon expiration of the Term as provided for in Section 2.1.

6.6 Resignation from Other Positions. Upon termination of Executive’s employment for any reason, Executive shall, upon request of the Company, immediately be deemed to have resigned from all boards, offices and appointments held by Executive in or on behalf of the Company. In furtherance hereof, upon Executive’s termination of employment, Executive, at the direction of the Board, shall immediately submit to the Company letter(s) of resignation for any such boards, offices and appointments. If Executive fails to tender such letter(s) of resignation, then the governing body or person with respect to such boards, offices and appointments will be empowered to remove Executive from such boards, offices and appointments.

7. Effect of Termination of Employment.

7.1 Generally. In the event Executive’s employment with the Company terminates, Executive shall have no right to receive any compensation, benefits or any other payments or remuneration of any kind from the Company, except as otherwise provided by this Section 7, in Section 13 below, in any separate written agreement between Executive and the Company or as may be required by law. In the event Executive’s employment with the Company is terminated for any reason, Executive shall receive the following (collectively, the “Accrued Obligations”): (i) Executive’s Base Salary through and including the effective date of Executive’s termination of employment (the “Termination Date”), which shall be paid on the first regularly scheduled payroll date of the Company following the Termination Date or on or before any earlier date as required by applicable law; (ii) payment for accrued unused vacation time, subject to the Company’s then current vacation policy, which shall also be paid on the first regularly scheduled payroll date of the Company following the Termination Date or on or before any earlier date as required by applicable law; (iii) payment of any vested benefit due and owing under any employee benefit plan, policy or program pursuant to the terms of such plan, policy or program; and (iv) payment for unreimbursed business expenses subject to, and in accordance with, the terms of Section 5 above, which payment shall be made within 30 days after Executive submits the applicable supporting documentation to the Company, and in any event no later than on or before the last day of Executive’s taxable year following the year in which the expense was incurred.

7.2 Severance Benefits. In the event that Executive’s employment is terminated (i) by the Company pursuant to Section 6.5 above (without Cause), (ii) by Executive pursuant to Section 6.4 hereof (Good Reason), or (iii) by the Company without Cause, or by Executive for Good Reason, upon the occurrence of, or within thirty (30) days prior to, or within six (6) months following, the effective date of a Change of Control (as defined in Section 10(f)(i) hereof), in addition to the Accrued Obligations, Executive shall be entitled to receive severance benefits (the “Severance Benefits”), subject to and in accordance with the terms of this Section 7.2.

(a) Benefits. The Severance Benefits shall consist of the payments and benefits provided by this Section 7.2(a).

(i) Executive shall receive payment of an amount (the “Severance Pay”) equal to the greater of (A) three hundred percent (300%) of Executive’s Base Salary immediately prior to the Termination Date (or, if Good Reason was attributable to the Company’s failure to pay the minimum amount of Base Salary provided herein, such minimum amount) and (B) $1,000,000, payable from the day after the Termination Date through the last day of the Term (the “Severance Period”). In addition, if the Company terminates Executive’s employment without Cause, or if Executive resigns for Good Reason, upon the occurrence of, or within thirty (30) days prior to, or within six (6) months following, the effective date of a Change of Control, all issued but unvested options shall immediately vest. The Severance Pay shall be paid in the form of salary continuation pursuant to the terms and conditions of Section 3.1 above, commencing within ninety (90) days following the Termination Date on the first regularly scheduled payroll date of the Company that is practicable after the effective date of the Separation Agreement (defined in Section 7.2(b) below), except that, if the Separation Agreement may be executed and/or revoked in a calendar year following the calendar year in which the Termination Date occurs, the Severance Pay shall commence on the first regularly scheduled payroll date of the Company in the calendar year in which the consideration or, if applicable, release revocation period ends to the extent necessary to comply with Section 409A (as defined in Section 18.2). The first such payment shall include payment for any payroll dates between the Termination Date and the date of such payment.

(ii) During the Severance Period until such time, if any, as Executive is eligible for group health insurance benefits from another employer, Executive shall be eligible to continue to participate in the Company’s group health insurance benefits on the same terms and conditions as then applicable to current employees, except that, if Executive is not permitted to continue to participate in any such health insurance plans for any portion of the Severance Period as a result of the terms of such plans or applicable law and Executive elects to continue his or his dependents’ health insurance benefits pursuant to COBRA, the Company will pay or reimburse Executive for the portion of the COBRA premium that is equal to the insurance premium the Company would pay if Executive was then an active employee of the Company. Following the Severance Period, should Executive elect to continue his or his dependents’ health insurance benefits, Executive shall be responsible for the entire cost thereof. If the Company is unable to provide the benefit provided above in this paragraph without violating applicable health care discrimination laws, the Company shall pay Executive a gross amount equal to what the Company’s cost would have been to provide such benefit.

(iii) Notwithstanding the foregoing, the aggregate amount described in this Section 7.2(a) shall be reduced by the present value of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangement of the Company, subject to compliance with Section 409A.

(iv) For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination for which Executive is eligible for Severance Benefits under this Section 7.2 shall be the receipt of the Severance Benefits.

(b) Separation Agreement and Other Conditions for Severance Benefits.

(i) Provision of the Severance Benefits is conditioned on (i) Executive’s continued compliance in all material respects with Executive’s continuing obligations to the Company, including, without limitation, the terms of this Agreement and of the Confidentiality Agreement (defined in Section 9 below) that survive termination of Executive’s employment with the Company, and (ii) Executive signing (without revoking if such right is provided under applicable law) a separation agreement and release in a form of that provided to Executive by the Company on or about the Termination Date (the “Separation Agreement”). Executive must so execute the Separation Agreement within 60 days following the Termination Date (or such shorter time as may be set forth in the Separation Agreement).

8. Notice of Termination. In the event Executive elects to terminate Executive’s employment hereunder by resigning with or without Good Reason under Sections 6.4 or 6.5 above. Executive shall provide the Company with the applicable prior written notice of termination required by such Sections (the “Notice Period”). The Company may, in its discretion, waive all or any portion of such Notice Period. The Company may require that, during the Notice Period, or part or parts thereof, Executive does not do any of the following: (i) enter the Company’s premises; (ii) undertake any work for any third party whether paid or unpaid and whether as an employee or otherwise; (iii) have any contact or communication with any client, customer or supplier of the Company; or (iv) have any contact or communication with any employee, officer, director, agent or consult of the Company. Additionally, during the Notice Period, or any part or parts thereof, the Company may require Executive to do any of the following: (i) perform special projects or perform duties not within Executive’s normal duties (provided such duties are commensurate with Executive’s position and title) or perform some but not all of Executive’s normal duties; and (ii) keep the Company informed of Executive’s whereabouts so that Executive can be contacted if the need arises for Executive to perform any duties provided by clause (i) of this sentence. The Company retains the right to terminate Executive’s employment under Section

6.3 above during the Notice Period.

9. Confidentiality, Restrictive Covenant, Intellectual Property, Return of Company Property and Non-Disparagement. Company and Executive have entered into the Company’s current standard Invention Assignment, Restrictive Covenants, and Confidentiality Agreement (the “Confidentiality Agreement”), a copy of which is annexed hereto as Exhibit A. The terms of the Confidentiality Agreement are hereby incorporated by reference into this Agreement, except that, to the extent there is an irreconcilable conflict between the terms of this Agreement and those of the Confidentiality Agreement, the terms of this Agreement shall govern. Executive’s execution and compliance with the terms of the Confidentiality Agreement is a material term of this Agreement, upon which Executive’s employment and continued employment with the Company is conditioned.

10. Confidentiality, Non-Solicitation and Non-Competition.

10.1 Representations and Acknowledgements. For purposes of Sections 10-13 and 15 hereof, the term “Company” shall refer to not only the Company, but also, jointly and severally, any entity, directly or indirectly, through one or more intermediaries, controlled by, in control of, or under common control with, the Company (collectively, “Company Affiliates”). Executive acknowledges and agrees that: (i) among the most valuable and indispensable assets of the Company are its Confidential Information (defined below) and close relationships with its Customers (defined below) and Suppliers (defined below, which includes, without limitation, employees), which the Company has devoted and continues to devote a substantial amount of time, money and other resources to develop; (ii) in connection with Executive’s employment with the Company, Executive will be exposed to and acquire the Company’s Confidential Information and develop, at the Company’s expense and support, special and close relationships with the Company’s Customers and Suppliers; (iii) the Company’s Confidential Information and close Customer and Supplier relationships must be protected; (iv) this Section 10 is a material provision of this Agreement and the Company would not engage Executive hereunder but for the promises and acknowledgements that Executive makes in this Section 10; (v) to the extent required by law, the covenants in this Agreement contain reasonable limitations as to time, geographical area and scope of activities to be restricted and that such covenants do not impose a greater restraint on Executive than is necessary to protect the Company’s Confidential Information, close Customer and Supplier relationships and other legitimate business interests; (vi) Executive’s compliance with such covenants will not inhibit Executive from earning a living or from working in Executive’s chosen profession; and (vii) any breach of such covenants will result in the Company being placed at an unfair competitive disadvantage and cause the Company serious and irreparable harm to its business.

10.2 Confidential Information.

(a) Protection of Confidential Information. During the Employment Period and at all times thereafter, Executive will not, except to the extent necessary to perform Executive’s duties hereunder or as required by law, directly or indirectly, use or disclose to any third person, without the prior written consent of the Company, any Confidential Information (defined 10.2(b) below) of the Company. If it is necessary for Executive to use or disclose Confidential Information so as to comply with any law, rule, regulations, court order, subpoena or other governmental mandate or investigation, Executive shall give prompt written notice to the Company of such requirement (to the extent legally permissible), disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment. In the event that the Company is bound by a confidentiality agreement or understanding with a customer, vendor, supplier or other party regarding the confidential information of such customer, vendor, supplier or other party, which is more restrictive than specified above in this Section 10.2, and of which Executive has notice or is aware, Executive shall adhere to the provisions of such other confidentiality agreement, in addition to those of this Section 10.2. Executive shall exercise reasonable care to protect all Confidential Information. Executive will immediately give notice to the Company of any unauthorized use or disclosure of Confidential Information. Executive hereby represents and warrants that it shall assist the Company in remedying any such unauthorized use or disclosure of Confidential Information.

(b) Confidential Information Defined. For purposes of this Agreement, “Confidential Information” means all information of a confidential or proprietary nature regarding the Company, its business or properties that the Company has furnished or furnishes to Executive, whether before or after the date of this Agreement, or is or becomes available to Executive by virtue of Executive’s employment with the Company, whether tangible or intangible, and in whatever form or medium provided, as well as all such information generated by Executive that, in each case, has not been published or disclosed to, and is not otherwise known to, the public. Confidential Information includes, without limitation, customer lists, customer requirements and specifications, designs, financial data, sales figures, costs and pricing figures, marketing and other business plans, product development, marketing concepts, personnel matters (including employee skills and compensation), drawings, specifications, instructions, methods, processes, techniques, computer software or data of any sort developed or compiled by the Company, formulae or any other information relating to the Company’s services, products, sales, technology, research data, software and all other know-how, trade secrets or proprietary information, or any copies, elaborations, modifications and adaptations thereof. For the avoidance of doubt, Executive acknowledges and agrees that Confidential Information protected under this Agreement includes information regarding pay, bonuses, benefits and perquisites offered to or received by employees of the Company, as well as non-public information regarding the unique and special skills of specific employees and how such skills are valuable and integral to the Company’s operations. Notwithstanding the foregoing, Confidential Information shall not include any information (i) that is generally known to the industry or the public other than as a result of Executive’s breach of this covenant; (ii) that is made available to Executive by a third party without that party’s breach of any confidentiality obligation; or (iii) which was developed by Executive outside or independent of Executive’s performance of Executive’s obligation to render services on behalf of the Company.

(c) Immunity for Certain Limited Disclosures. Executive acknowledges that Executive has been notified in accordance with the federal Uniform Trade Secrets Act (18 U.S. Code § 1833(b)(1)) that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(d) Permitted Disclosures. Executive also acknowledges that nothing in this Agreement shall be construed to prohibit Executive from reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body.

10.3 Non-Interference, Non-Competition and Non-Diversion.

(a) No Interference with Customers. Executive agrees that, during the Restricted Period (defined in Section 10.3(f) below), regardless of whether, or on what basis, Executive’s employment hereunder is terminated or any claim that Executive may have against the Company under this Agreement or otherwise, Executive shall not, directly or indirectly (defined below), actually or attempt to, (i) solicit, induce, or cause any Customer to terminate, reduce or refrain from renewing or extending its contractual or other business relationship with the Company; (ii) solicit, induce or cause any Customer to become a customer of or enter into any contractual or other relationship with Executive or any other person or entity for Competing Services (as defined in Section 10.3(f) below); and/or (iii) offer or provide to any Customer any Competing Services.

(b) No Interference with Employees and Other Suppliers. Executive agrees that, during the Restricted Period, regardless of whether, or on what basis, Executive’s employment hereunder is terminated or any claim that Executive may have against the Company under this Agreement or otherwise, Executive shall not, directly or indirectly, actually or attempt to: (i) solicit, induce, or cause any Supplier of the Company to terminate, reduce or refrain from renewing or extending such person’s or entity’s business or employment relationship with the Company; (ii) solicit, induce or cause any employee of the Company to engage in Competing Services; or (iii) employ or otherwise engage as an employee, independent contractor or consultant

(1) any employee of the Company or (2) any person who was employed by the Company within the then prior six-month period.

(c) Non-Diversion. Executive agrees that, during the Restricted Period, regardless of whether, or on what basis, Executive’s employment is terminated or any claim that Executive may have against the Company under this Agreement or otherwise, Executive shall not, directly or indirectly, be employed or engaged as an independent contractor or otherwise by any person or entity that, during the Employment Period, was an actual or potential Customer of Company to perform services the same or similar to those Executive provided to Company and/or the Company provided or offered to provide to such actual or potential Customer.

(d) Non-Competition. During the Employment Period and thereafter, except if Executive is terminated for Cause pursuant to Section 6.3 hereof, for the Restricted Period, regardless of any claim that Executive may have against the Company under this Agreement or otherwise, Executive shall not, directly or indirectly, actually or attempt to, engage in the business of providing Competing Services within the Territory (as defined in Section 10.3(f) below).

(e) Notice to Subsequent Employers. Upon commencing any engagement as a service provider (whether as an employee, independent contractor or otherwise) during the Restricted Period, Executive shall expressly advise each new employer and each other new recipient of Executive’s services (each, a “Service Recipient”) of Executive’s continuing obligations to the Company under this Agreement and, in particular, this Section 10. Further, Executive hereby consents to the Company providing such notification to each such Service Recipient.

(f) Definitions. For the purposes of this Agreement, the following terms shall have the following meaning.

(i) “Change of Control” means (A) the acquisition by a third party (or more than one party acting as a group) of securities of the Company representing more than sixty-six percent (66%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction; (B) a merger, consolidation or similar transaction following which the stockholders of the Company immediately prior thereto do not own at least sixty-six percent (66%) of the combined outstanding voting power of the surviving entity (or that entity’s parent) in such merger, consolidation or similar transaction; or (c) the sale or other disposition of all or substantially all of the assets of the Company.

(ii) “Competing Services” means products or services that are the same, similar or otherwise in competition with the products and services of the Company with which Executive was involved or about which Executive acquired Confidential Information.

(iii) “Customer” means any company or individual: (i) who purchased products or services from the Company whom Executive contacted or served during the Employment Period, for whom Executive supervised contact or service during the Employment Period or about whom Executive acquired Confidential Information; and/or (ii) who was a potential customer of the Company within the one year immediately preceding the Termination Date and (A) about whom Executive acquired Confidential Information or (B) who contacted Executive, whom Executive contacted, or for whom Executive supervised contact regarding the potential purchase of products or services of the Company.

(iv) “directly or indirectly” as it relates to an activity taken by Executive includes any activity taken directly by Executive or indirectly on Executive’s behalf, including any activity taken in conjunction with any other person or entity, and including any activity taken by Executive as an employee, agent, consultant, independent contractor, officer, director, principal, shareholder, equity holder, partner, member, joint venturer, lender, investor or otherwise, except that nothing in this Agreement shall prohibit Executive from being a passive holder, for investment purposes only, of not more than two percent (2%) of the outstanding stock of any company listed on a national securities exchange, or actively traded in a national over-the- counter market.

(v) “Restricted Period” means the Employment Period and for a period thereafter equaling the greater of (A) one year and (B) the duration of any Severance Period, except that such period shall be extended for any period therein during which Executive was in violation of any provision of this Section 10.3.

(vi) “Supplier” means any supplier of goods, services, funding, leads or prospects to the Company, including as an employee, independent contractor or in any other capacity.

(vii) “Territory” means any state in which the Company is doing business or in which it is contemplating to do business pursuant to a then current business plan.

11. Intellectual Property.

11.1 The Company’s Proprietary Rights. Executive acknowledges and agrees that all Intellectual Property (defined below) created, made or conceived by Executive (solely or jointly) during Executive’s employment by the Company (regardless of whether such Intellectual Property was created, conceived or produced during Executive’s regular work hours or at any other time) that relates to the actual or anticipated businesses of the Company or results from or is suggested by any work performed by employees or independent contractors for or on behalf of the Company (“Company Intellectual Property”) shall be deemed “work for hire” and shall be and remain the sole and exclusive property of the Company for any and all purposes and uses whatsoever as soon as Executive conceives or develops such Company Intellectual Property, and Executive hereby agrees that its assigns, executors, heirs, administrators or personal representatives shall have no right, title or interest of any kind or nature therein or thereto, or in or to any results and proceeds therefrom. If for any reason such Company Intellectual Property is not deemed to be “work-for-hire,” then Executive hereby irrevocably and unconditionally assigns all rights, title, and interest in such Company Intellectual Property to the Company and agrees that the Company is under no further obligation, monetary or otherwise, to Executive for such assignment. Executive also hereby waives all claims to any moral rights or other special rights (“Moral Rights”), including, without limitation, all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral” or the like, that Executive may have or may accrue in any Company Intellectual Property. To the extent that any such Moral Rights cannot be assigned under applicable law, Executive hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or on behalf of the Company and waives and agrees not to enforce any and all such rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law. Executive shall promptly disclose in writing to the Company the existence of any and all Company Intellectual Property. As used in this Agreement, “Intellectual Property” shall mean and include any ideas, inventions (whether or not patentable), designs, improvements, discoveries, innovations, patents, patent applications, trademarks, service marks, trade dress, trade names, trade secrets, works of authorship, copyrights, copyrightable works, films, audio and video tapes, other audio and visual works of any kind, scripts, sketches, models, formulas, tests, analyses, software, firmware, computer processes, computer and other applications, creations and properties, Confidential Information and any other patents, inventions or works of creative authorship.

11.2 Waiver. In the event that Executive owns or claims any rights to Company Intellectual Property that cannot be assigned to the Company, Executive irrevocably waives all claims and the enforcement of all such rights against the Company, and their respective officers directors, assigns and licensees, and agrees, at the Company’s request and expense, to consent to and join in any action to enforce the Company’s interests in such Company Intellectual Property. As to any rights to Company Intellectual Property that cannot be assigned to the Company or waived by Executive, Executive irrevocably grants to the Company an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to license and sublicense, to reproduce, create derivative works, distribute, publicly perform and publicly display by all means now known or later developed, any and all such Company Intellectual Property.

11.3 Cooperation Regarding Intellectual Property. Executive agrees to assist the Company, and to take all reasonable steps, with securing patents, registering copyrights and trademarks, and obtaining any other forms of protection for the Company Intellectual Property in the United States and elsewhere. In particular, at the Company’s expense (except as noted in clause (i) below), Executive shall forthwith upon request of the Company execute all such assignments and other documents (including applications for patents, copyrights, trademarks, and assignments thereof) and take all such other action as the Company may reasonably request in order (i) to vest in the Company all of Executive’s right, title, and interest in and to such Company Intellectual Property, free and clear of liens, mortgages, security interests, pledges, charges, and encumbrances (“Liens”) (and Executive agrees to take such action, at Executive’s expense, as is necessary to remove all such Liens) and (ii), if patentable or copyrightable, to obtain patents or copyrights (including extensions and renewals) therefor in any and all countries in such name as the Company shall determine. In the event that Executive is unable or unavailable or shall refuse to sign any lawful or necessary documents required in order for the Company to apply for and obtain any copyright or patent with respect to any work performed by Executive in the course of his employment with the Company (including applications or renewals, extensions, divisions or continuations), Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agents and attorneys-in-fact to act for and in Executive’s behalf, and in Executive’s place and stead, to execute and file any such applications or documents and to do all other lawfully permitted acts to further the prosecution and issuance of copyrights and patents with respect to such Company Intellectual Property with the same legal force and effect as if executed or undertaken by Executive.

11.4 No infringement. Executive represents and warrants to the Company that all Intellectual Property Executive delivers to the Company shall be original and shall not infringe upon or violate any patent, copyright or proprietary right of any person or third party.

11.5 License to Prior Invention. If Executive in the course of Executive’s employment for the Company incorporates into a Company product Intellectual Property that Executive has, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of Executive’s employment with the Company in which Executive has a property right (each, a “Prior Invention”), Executive hereby grants to the Company a perpetual, nonexclusive, royalty-free, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use and sell such Prior Invention. Executive hereby represents and warrants that all Prior Inventions have been listed by Executive on Exhibit B hereto or, if no such list is attached, that there are no Prior Inventions. Executive will not incorporate any Intellectual Property owned by any third party into any Company Intellectual Property without the Company’s prior written permission.

11.6 Severability. To the extent this Agreement is required to be construed in accordance with laws of any state which precludes as a requirement in an employee agreement the assignment of certain classes of inventions made by an employee, this Section 11 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.

12. Non-Disparagement. Executive agrees not to, knowingly and intentionally, make any disparaging remark or send any disparaging communication on any date which is reasonably expected to result in, or does result in, damage to (i) the reputation of the Company on such date or (ii) the reputation of (A) the business, officers and directors of the Company on such date or (B) the employees of the Company on the date of this Agreement but only for so long as an employee remains an employee of the Company. The Company agrees not to, knowingly and intentionally, make any disparaging remarks or send any disparaging communications by press release or other formal communication or take any other action, directly or indirectly, with respect to Executive which is reasonably expected to result in, or does result in, damage to Executive’s reputation (it being understood that comments or actions by an individual will not be treated as comments or actions by the Company unless such individual is an officer or director of the Company or otherwise has both the authority to act, and is acting, on behalf of the Company with respect to such comments or actions). This Section does not apply to (i) truthful statements made in connection with legal proceedings, governmental and regulatory investigations and actions; (ii) any other truthful statement or disclosure required by law; or (iii) business-related intra-Company communications or to the Company’s communications with its shareholders, investors, auditors and/or legal advisors.

13. Cooperation. During and after the Employment Period, Executive shall assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive. Executive will also perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph. The Company will reimburse Executive for reasonable expenses Executive incurs in fulfilling Executive’s obligations under this Section 13. Notwithstanding the foregoing, this Section shall not be applicable to any claim by the Company against Executive or by Executive against the Company.

14. Company Property. Executive agrees that all Confidential Information, trade secrets, drawings, designs, reports, computer programs or data, books, handbooks, manuals, files (electronic or otherwise), computerized storage media, papers, memoranda, letters, notes, photographs, facsimile, software, computers, smart phones and other documents (electronic or otherwise), materials and equipment of any kind that Executive has acquired or will acquire during the course of Executive’s employment with the Company are and remain the property of the Company. Upon termination of employment with the Company, or sooner if requested by the Company, Executive agrees to return all such documents, materials and records to the Company and not to make or take copies of the same without the prior written consent of the Company. With regard to such documents, materials and records in electronic form, Executive shall first provide a copy to Company, and then irretrievably delete such electronic information from her electronic devices and accounts, including but not limited to computers, phones, personal email accounts, cloud storage accounts, and removable storage media. Executive agrees to provide the Company access to Executive’s system as reasonably requested to verify that the necessary copying and/or deletion is completed. Executive acknowledges and agrees that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets, and other work areas, is subject to inspection by personnel of the Company at any time with or without notice. Executive acknowledges and agrees that Executive has no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, files, e-mail messages and voice messages) and that Executive’s activity and any files or messages on or using any of those systems may be monitored at any time without notice. Notwithstanding anything in this Agreement to the contrary, (x) Executive’s personal property, general industry knowledge, awards, and personal memoirs do not constitute trade secrets or Confidential Information, and are and shall remain Executive’s sole and exclusive property, and (y) Executive shall be entitled to retain, following Executive’s termination of employment, information showing Executive’s compensation or relating to reimbursement of business expenses incurred by Executive, and copies of this Agreement and any Company benefit programs in which Executive participated; provided, however, that Executive acknowledges and agrees that Executive shall not disclose the documents referenced in this clause (y) except to Executive’s representatives who have a need to know such information.

15. Injunctive Relief and Other Remedies. Executive acknowledges that a breach of Sections 10 through 13 of this Agreement will result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary and/or permanent injunction, without the necessity of posting a bond or of proving irreparable harm or injury as a result of such breach or threatened breach of Sections 10 through 13, restraining Executive from engaging in activities prohibited by Sections 10 through 13 and such other relief as may be required specifically to enforce any of the provisions in Sections 10 through 13. Executive further agrees that, if Executive breaches any of the provisions in Sections 10 through 13 of this Agreement, to the extent permitted by law, Executive shall (i) forfeit Executive’s right to receive the balance of any compensation and/or benefits due Executive under this Agreement; (ii) pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any action or transaction constituting a breach of any provision thereof; and (iii) pay over to the Company all costs and expenses incurred by the Company resulting from Executive’s breach (including, without limitation, reasonable attorneys’ fees and expenses in dealing with Executive’s breach or any suits or actions with regard thereto) and for all damages (compensatory, along with punitive) that may be awarded in connection therewith. The provisions of this section shall not limit any other remedies available to the Company as a result of a breach of the provisions of this Agreement or otherwise. Additionally, each of the covenants and restrictions to which Executive is subject under this Agreement, including, without limitation those in Section 10 above, shall each be construed as independent of any other provision in this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and restrictions.

16. Representations Regarding Prior Work and Legal Obligations.

16.1 Executive represents and warrants that Executive has no agreement or other legal obligation with any prior employer, or any other person or entity, that restricts Executive’s ability to accept employment with the Company. Executive further represents and warrants that Executive is not a party to any agreement (including, without limitation, a non-competition, non- solicitation, no hire or similar agreement) and has no other legal obligation that restricts in any way Executive’s ability to perform Executive’s duties and satisfy Executive’s other obligations to the Company, including, without limitation, those under this Agreement.

16.2 Executive represents and acknowledges that Executive has been instructed by the Company that at no time should Executive divulge to or use for the benefit of the Company or any Company Affiliates any trade secret or confidential or proprietary information of any previous employer or entity with which Executive was affiliated or of any other third-party. Executive expressly represents and warrants that Executive has not divulged or used any such information for the benefit of the Company or Company Affiliates and will not do so.

16.3 Executive represents and agrees that the Executive has not and will not misappropriate any intellectual property belonging to any other person or entity.

16.4 Executive acknowledges that the Company is basing important business decisions on these representations, agreements and warranties, and Executive affirms that all of the statements included herein are true. Executive agrees that Executive shall defend, indemnify and hold the Company harmless from any liability, expense (including attorneys’ fees) or claim by any person in any way arising out of, relating to, or in connection with a breach and/or the falsity of any of the representations, agreements and warranties made by Executive in this Section 16.

17. Indemnification and Liability Insurance. The Company shall indemnify Executive to the fullest extent permitted by law, in effect at the time of the subject act or omission, and shall advance to Executive reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that Executive was not entitled to the reimbursement of such fees and expenses), and Executive will be entitled to the protection of any insurance policies that the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by Executive in connection with any action, suit or proceeding brought by a third-party to which Executive may be made a party by reason of Executive’s being or having been a director, officer or employee of the Company or any of its affiliates, or Executive’s serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement), provided that he acted within the scope of his duties as a director, officer or employee of the Company. The Company covenants to maintain during Executive’s employment for the benefit of Executive (in his capacity as an officer and director of the Company) Directors and Officers Insurance providing benefits to Executive no less favorable, taken as a whole, than the benefits provided to the other similarly situated employees of the Company by the Directors and Officers Insurance maintained by the Company on the date hereof; provided, however, that the Company may elect to terminate Directors and Officers Insurance for all officers and directors, including Executive, if the Company determines in good faith that such insurance is not available or is available only at unreasonable expense.

18. Miscellaneous Provisions.

18.1 IRCA Compliance. This Agreement, and Executive’s employment with the Company, is conditioned on Executive’s establishing Executive’s identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (IRCA).

18.2 Section 409A Compliance. Unless otherwise expressly provided, any payment of compensation by Company to Executive, whether pursuant to this Agreement or otherwise, shall be made no later than the 15th day of the third month (i.e., 2½ months) after the later of the end of the calendar year or the Company’s fiscal year in which Executive’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture”) for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). For purposes of this Agreement, termination of employment shall be deemed to occur only upon “separation from service” as such term is defined under Section 409A. Each payment and each installment of any severance payments provided for under this Agreement shall be treated as a separate payment for purposes of application of Section 409A. To the extent any amounts payable by the Company to the Executive constitute “nonqualified deferred compensation” (within the meaning of Section 409A) such payments are intended to comply with the requirements of Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Section 409A. No amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A, including a six (6) month delay of termination payments made to specified employees of a public company, to the extent then applicable. Executive shall have no discretion with respect to the timing of payments except as permitted under Section 409A. Any Section 409A payments which are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in such following calendar year as necessary to comply with Section 409A. All expense reimbursement or in-kind benefits subject to Section 409A provided under this Agreement or, unless otherwise specified in writing, under any Company program or policy, shall be subject to the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which Executive incurs such expenses, and Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Code Section 409A.

18.3 Assignability and Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors and legal representatives of Executive, and shall inure to the benefit of and be binding upon the Company, the Company Affiliates and their successors and assigns, but the obligations of Executive are personal services and may not be delegated or assigned. Executive shall not be entitled to assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement, or any of Executive’s rights and obligations hereunder, and any such attempted delegation or disposition shall be null and void and without effect. This Agreement may be assigned by the Company to a person or entity that is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

18.4 Right of Set-Off. To the extent permitted by applicable law, the Company may at any time offset against any amounts owed to Executive hereunder or otherwise due or to become due to Executive, or anyone claiming through or under Executive, any debt or debts due or to become due from Executive to the Company.

18.5 Severability and Blue Penciling. If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect. However, if any court determines that any covenant in this Agreement, is unenforceable because the duration, geographic scope or restricted activities thereof are overly broad, then such provision or part thereof shall be modified by reducing the overly broad duration, geographic scope or restricted activities by the minimum amount so as to make the covenant, in its modified form, enforceable.

18.6 Choice of Law and Forum; Attorneys’ Fees. This Agreement shall be interpreted and enforced in accordance with the laws of the State of New York, without regard to its conflict-of-law principles. The Parties agree that any dispute concerning or arising out of this Agreement or Executive’s employment hereunder (or termination thereof) shall be litigated exclusively in an appropriate state or federal court in or closest to New York County, New York and hereby consent, and waive any objection, to the jurisdiction of any such court. In the event a litigation or other legal proceeding is commenced to resolve any such dispute, the prevailing party in such litigation or proceeding shall be entitled to recover from the non-prevailing party all of its costs, charges, disbursements and fees (including reasonable attorneys’ fees) incurred in connection with such litigation or proceeding and the underlying dispute.

18.7 Mutual Waiver of Jury Trial. Executive and the Company each hereby waive the right to trial by jury in any action or proceeding, regardless of the subject matter, between them, including, without limitation, any action or proceeding based upon, arising out of, or in any way relating to this Agreement and all matters concerning Executive’s employment with the Company (or the termination thereof). Executive and the Company further agree that either of them may file a copy of this Agreement with any court as written evidence of the knowing, voluntary, and bargained agreement between Executive and the Company to irrevocably waive trial by jury, and that any dispute or controversy whatsoever between Executive and the Company shall instead be tried in a court of competent jurisdiction by a judge sitting without a jury.

18.8 Notices.

(a) Any notice or other communication under this Agreement shall be in writing and shall be delivered by hand, email, facsimile or mailed by overnight courier or by registered or certified mail, postage prepaid:

(i) If to Executive, to Executive’s address on the books and records of the Company.

(ii) If to the Company, to Tim Mahoney, Chairman of the Compensation Committee (or the then current Chairman) or at such other mailing address, email address or facsimile number as it may have furnished in writing to Executive.

(b) Any notice so addressed shall be deemed to be given: if delivered by hand or email, on the date of such delivery; if by facsimile, on the date of such delivery if receipt on such day is confirmed and, if not so confirmed, on the next business day; if mailed by overnight courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

18.9 Survival of Terms. All provisions of this Agreement that, either expressly or impliedly, contain obligations that extend beyond termination of Executive’s employment hereunder, including without limitation Sections 10-15 and 18 hereof, shall survive the termination of this Agreement and of Executive’s employment hereunder for any reason.

18.10 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any Party. The Parties acknowledge that both of them have participated in drafting this Agreement; therefore, any general rule of construction that any ambiguity shall be construed against the drafter shall not apply to this Agreement. In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

18.11 Further Assurances. The Parties will execute and deliver such further documents and instruments and will take all other actions as may be reasonably required or appropriate to carry out the intent and purposes of this Agreement.

18.12 Voluntary and Knowing Execution of Agreement. Executive acknowledges that (i) Executive has had the opportunity to consult an attorney regarding the terms and conditions of this Agreement before executing it, (ii) Executive fully understands the terms of this Agreement including, without limitation, the significance and consequences of the post-employment restrictive covenants in Section 10 above, and (iii) Executive is executing this Agreement voluntarily, knowingly and willingly and without duress.

18.13 Entire Agreement. This Agreement constitutes the entire understanding and agreement of the Parties concerning the subject matter hereof, and it supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements regarding such subject matter. Each Party acknowledges and agrees that such Party is not relying on, and may not rely on, any oral or written representation of any kind that is not set forth in writing in this Agreement.

18.14 Waivers and Amendments. This Agreement may be altered, amended, modified, superseded or cancelled, and the terms hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party alleged to have waived compliance. Any such signature of the Company must be by an authorized signatory for the Company. No delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

18.15 Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies, electronically scanned copies and other facsimiles of this Agreement (including such signed counterparts) may be used in lieu of the originals for any purpose.

[The remainder of this page is intentionally blank; signature page follows.]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

/s/ Raymond Chang
RAYMOND CHANG
AGRIFY CORPORATION

By:	/s/ Tim Mahoney
Tim Mahoney
Chairman, Compensation Committee

[Signature page to Employment Agreement.]